                                                                    EXHIBIT 99.1


[LETTERHEAD OF CAMBREX]

           CAMBREX ANNOUNCES FIRST QUARTER 2003 RESULTS OF OPERATIONS

         East Rutherford, NJ - April 24, 2003 - Cambrex Corporation (NYSE: CBM) today reported first quarter 2003 earnings of $2.4 million or $0.09 diluted earnings per share versus $15.0 million or $0.56 diluted earnings per share in the first quarter 2002. The first quarter 2003 results include a pre-tax charge of approximately $11.3 million for the previously announced settlement of certain class action lawsuits involving Mylan Laboratories and Gyma Laboratories that had a $0.31 per diluted share impact on first quarter results, including related tax effects.

         Worldwide sales for the first quarter 2003 grew 5.6% to $139.9 million, from $132.5 million in the first quarter of 2002. The results reflect increased sales in the Biosciences and Rutherford Chemicals segments, offset by slightly lower sales in the Human Health and All Other segments. Gross profit for the quarter was $49.7 million (35.5% of sales), versus $49.7 million (37.5% of sales) in the first quarter 2002.

         During the first quarter of 2003, the Company generated strong cash flow from operations of approximately $32.0 million, which after capital expenditures of $11.0 million and debt reduction of $11.0 million, increased cash on hand by $10.0 million.

[LETTERHEAD OF CAMBREX]

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HUMAN HEALTH SEGMENT

         The Human Health segment is comprised of active pharmaceutical ingredients (APIs), advanced pharmaceutical intermediates, and development and manufacturing services using organic chemistry that are provided to generic and innovative pharmaceutical companies. Comparing the first quarter 2003 to the first quarter 2002, Human Health sales of $55.4 million decreased 1.4%, or 11.5% excluding the impact of foreign currency translation, from $56.2 million last year. The decrease in sales revenue reflects reduced demand for certain generic APIs, shipment delays related to a customer's regulatory issues, and selling price reductions due to competitive conditions. These items were partly offset by increased demand for APIs in support of a customer's new dosage formulation, a new indication approved in the U.S., and a product that has entered Phase III clinical trials.

         First quarter 2003 Human Health segment gross profit of $23.3 million (42.0% of sales) decreased from $25.8 million (46.0% of sales) in the first quarter 2002. The change in segment gross profit reflects changes in product mix, lower production volume in Europe, price pressure on certain generic APIs, and higher plant insurance costs, partly offset by favorable currency effects, including currency hedge contract gains due to the strength of European currencies.

BIOSCIENCES SEGMENT

         The Biosciences segment is comprised of products and services for drug discovery, bioresearch and biopharmaceuticals that are sold to research organizations, biotechnology and pharmaceutical companies worldwide. First quarter 2003 Biosciences sales of $44.1 million are up 18.6%, or 14.0% excluding the impact of foreign currency translation, versus $37.2 million in the same period last year. Sales increases are primarily due to higher sales of biopharmaceutical contract manufacturing services, increased sales of endotoxin detection products reflecting a new product introduction, improved prices for cell culture media and sera, and increased sales of cell culture products reflecting the continued improvement of product supply and quality. These increases were partly offset by the impact of the divestiture of the in vitro diagnostics product line that occurred in the first quarter of 2002.

         First quarter 2003 Biosciences gross profit of $21.9 million (49.7% of sales), increased from $17.6 million (47.4% of sales), in the first quarter 2002 primarily due to higher suite utilization in the contract biopharmaceutical manufacturing facilities, increased ancillary biopharmaceutical services, lower production spending in certain Biosciences plants, and favorable foreign currency effects, partly offset by higher plant insurance costs.

RUTHERFORD CHEMICALS SEGMENT

         The Rutherford Chemicals segment is comprised of specialty and fine chemicals for a variety of industrial applications, feed additives and agricultural intermediates. First quarter 2003 Rutherford Chemicals sales of $34.7 million increased 4.4%, or 2.7% excluding the impact of foreign currency translation, from $33.3 million in the first quarter 2002. The increased sales reflect the timing of feed additive and agricultural intermediate production campaigns and improved product availability of certain feed additives versus the prior year. These increases were partly offset by continued weakness in the telecommunications and industrial coatings industries.

         First quarter 2003 Rutherford Chemicals segment gross profit of $3.7 million (10.6% of sales) declined from $5.2 million (15.6% of sales), in the first quarter 2002 due to changes in product mix, higher raw material, insurance and energy costs, and lower production volumes at certain facilities.

ALL OTHER SEGMENT

         The All Other segment is comprised of feed additive and specialty and fine chemical products that are manufactured in life sciences facilities. All Other segment sales for the first quarter 2003 of $5.7 million declined 1.9% from $5.8 million in prior year primarily due to customer inventory reductions of an animal feed additive, partly offset by increased sales of a performance enhancing chemical product in preparation of the planned discontinuation of the product by our facility in Sweden.

         All Other segment gross profit declined in the first quarter 2003 to $0.8 million (13.9% of sales) versus $1.0 million (17.7% of sales) in the first quarter of 2002 due to lower US production levels of feed additives.

FIRST QUARTER 2003 OPERATING EXPENSES

         Selling, general and administrative expenses of $28.1 million, or 20.1% of sales, in the first quarter 2003, increased from $22.6 million, or 17.1% of sales, in the first quarter 2002. Higher administrative costs were primarily due to increased benefit plan expenses, the impact of currency translation due to the weaker US dollar, the cost of the internal investigation into the restatement of results disclosed in the fourth quarter of 2002, and increased insurance premiums. Increased sales and marketing expenses reflect additions to the Biosciences sales force and the impact of foreign currency.

         Research and development expenses of $4,642 were 3.3% of gross sales in the first quarter 2003 compared to $3,935 or 3.0% of gross sales in 2002 reflecting increased Biosciences R&D and the impact of foreign currency.

         The operating profit in the first quarter 2003 was $5,643 compared to $23,150 in 2002. The 2003 results include an approximately $11.3 million provision for settlement of certain class action lawsuits involving Mylan Laboratories and Gyma Laboratories.

         Net interest expense of $2,334 in the first quarter 2003 decreased from 2002 primarily reflecting lower average debt balances and interest rates. The average interest rate was 3.9% in the first quarter 2003 versus 4.1% in 2002.

         The effective tax rate for the first quarter 2003 was 26.0%.

INTER-COMPANY ACCOUNTING MATTER

         The Securities and Exchange Commission has advised the Company that the SEC's informal inquiry into the Company's previously announced inter-company accounting matter has now become a formal investigation. The SEC's informal inquiry began earlier this year after the Company voluntarily disclosed certain discrepancies related to inter-company accounts for the five year period ending December 31, 2001 that resulted in the restatement of the Company's financial statements for those years. To Cambrex' knowledge, the formal investigation is limited to this inter-company accounting matter, and the Company does not expect further revisions to its historical financial statements relating to these discrepancies. The Company will continue to fully cooperate with the SEC.

GUIDANCE

         For 2003, the Company targets sales revenue growth of 3-7% for the Human Health segment, 0-5% for Biosciences, and essentially flat for the Rutherford Chemicals and All Other segments. Diluted earnings per share for 2003 are expected to be in the range of $1.05 to $1.25. (The $11.3 million provision for the Mylan settlement negatively impacts full year diluted earnings per share guidance by $0.28. The related tax impact resulting from the settlement benefits diluted earnings per share by $0.03 for the balance of the year.) Capital expenditures, depreciation, and amortization for 2003 are expected to be approximately $50-55 million, $40-45 million, and $1.6 million, respectively. The effective tax rate is expected to be 26.0% in 2003.

CONFERENCE CALL

         The Conference Call to discuss first quarter earnings will begin at 8:30 a.m. Eastern Daylight Time on Friday, April 25, 2003 and last approximately one hour. Those wishing to participate should call the MCI Conference Coordinator at +1-888-458-9977 for Domestic, and +1-630-395-0023 for
International. Please use the password CAMBREX and call approximately 10 minutes before the start time.

ABOUT CAMBREX

         Cambrex is a global, diversified life science company dedicated to providing high quality products and services to accelerate drug discovery, development, and manufacturing processes for customers focused on health and the prevention of disease. The Company employs approximately 2200 worldwide. For more information, please visit our website at http://www.Cambrex.com.

FORWARD LOOKING STATEMENTS

         This news release may contain "forward-looking statements" for the purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3B-6 under The Exchange Act, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. The forward-looking statements contained herein involve risks and uncertainties that may cause results to differ materially from the Company's expectations including but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), technology, manufacturing and legal issues, unfavorable results from FDA inspections, delays in FDA approval of customers' new products, timing of shipments, changes in foreign exchange rates, performance of minority investments, un-collectable receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials.

                               CAMBREX CORPORATION
                                Financial Summary
                     Quarters Ended March 31, 2003 and 2002
                    (in thousands, except earnings per share)

                                                         2003*            2002
                                                         -----            ----
Gross Sales...............................              $139,920        $132,455
Operating Profit..........................              $  5,643        $ 23,150
Profit Before Tax.........................              $  3,188        $ 20,257
Net Income................................              $  2,359        $ 14,990

Earnings per share data (basic):
     Net Income...........................              $    .09        $    .58
     Average Shares Outstanding...........                25,853          25,888

Earnings per share data (diluted):
     Net Income...........................              $    .09        $    .56
     Average Shares Outstanding...........                26,154          26,591

* Q1-2003 results reflect an $11.3 million pre-tax charge for a legal settlement. On an after tax basis, this charge reduced diluted EPS by $0.31.

                               CAMBREX CORPORATION
                      Gross Sales & Gross Profit by Segment
                     Quarters Ended March 31, 2003 and 2002
                                 (in thousands)

                            First Quarter 2003              First Quarter 2002
                       -----------------------------   -----------------------------
                        Gross       Gross               Gross      Gross
                        Sales       Profit      GP%     Sales      Profit      GP%
                       -----------------------------   -----------------------------
Human Health           $ 55,423     23,269     42.0%   $ 56,220   $ 25,846     46.0%

Biosciences              44,105     21,940     49.7%     37,195     17,648     47.4%

Rutherford Chemicals     34,725      3,688     10.6%     33,261      5,174     15.6%

All Other                 5,667        788     13.9%      5,779      1,025     17.7%
                       --------     ------             --------   --------
Total                  $139,920     49,685     35.5%   $132,455   $ 49,693     37.5%
                       ========     ======             ========   ========

                                GROSS SALES COMPARISON
                       -----------------------------------------
                         2003        2002
                        Gross        Gross    Change      Change
                        Sales        Sales      $           %
                       -----------------------------------------
Human Health           $ 55,423   $ 56,220   $   (797)     (1.4%)

Biosciences              44,105     37,195      6,910      18.6%

Rutherford Chemicals     34,725     33,261      1,464       4.4%

All Other                 5,667      5,779       (112)     (1.9%)
                       --------   --------   --------
Total                  $139,920   $132,455   $  7,465       5.6%
                       ========   ========   ========

                               CAMBREX CORPORATION
                          Statement of Profit and Loss
                 For the Quarters Ended March 31, 2003 and 2002
                                 (in thousands)

                                        2003                     2002
                                --------------------     ---------------------
                                              % of                       % of
                                 Amount       Sales        Amount       Sales
                                --------------------     ---------------------
Gross Sales                     $ 139,920     100.0%     $ 132,455      100.0%
   Commissions and Allowances       1,089       0.8%         1,468        1.1%
                                ---------                ---------
Net Sales                         138,831      99.2%       130,987       98.9%

   Other Revenue                    2,973       2.1%         1,568        1.1%
                                ---------                ---------

Net Revenue                       141,804     101.3%       132,555      100.0%

   Cost of Sales                   92,119      65.8%        82,862       62.5%
                                ---------                ---------

Gross Profit                       49,685      35.5%        49,693       37.5%

Operating Expenses
   Marketing/Sales                  7,266       5.2%         5,988        4.5%
   Research & Development           4,642       3.3%         3,935        3.0%
   Administrative Expenses         20,401      14.6%        16,230       12.2%
   Legal Settlement                11,342       8.1%             -        0.0%
   Amortization                       391       0.3%           390        0.3%
                                ---------                ---------
Total Operating Expenses           44,042      31.5%        26,543       20.0%
                                ---------                ---------

Operating Profit                    5,643       4.0%        23,150       17.5%

Other Expenses
   Interest - Other                 2,334       1.6%         2,927        2.2%
   Other Expenses/(Income)            121       0.1%           (34)      (0.0)%
                                ---------                ---------
Total Other Expenses                2,455       1.7%         2,893        2.2%
                                ---------                ---------

Profit Before Tax                   3,188       2.3%        20,257       15.3%

   Provision for Income Taxes         829       0.6%         5,267        4.0%
                                ---------                ---------
Net Income                      $   2,359       1.7%     $  14,990       11.3%
                                =========                =========

                               CAMBREX CORPORATION
                           Consolidated Balance Sheet
                   As of March 31, 2003 and December 31, 2002
                                 (in thousands)

                                                          2003       2002
                                                        --------   --------
Current Assets
Cash and Cash Equivalents                               $ 43,350   $ 33,296
Trade Receivables, net                                    77,335     79,571
Inventories, net                                         109,096    109,832
Other Current Assets                                      19,274     17,447
Deferred Tax Asset                                        31,627     35,612
                                                        --------   --------
  Total Current Assets                                   280,682    275,758

Property, Plant and Equipment, Net                       314,993    310,501
Other Assets                                              13,242     13,517
Goodwill                                                 215,871    214,354
Other Intangibles, net                                    52,715     53,398
                                                        --------   --------

  Total Assets                                          $877,503   $867,528
                                                        ========   ========

Current Liabilities
Trade Accounts Payable                                  $ 42,562   $ 41,667
Accrued Liabilities                                       54,022     48,745
Short-term Debt and Current Portion of Long-term Debt      2,833      2,364
                                                        --------   --------
  Total Current Liabilities                               99,417     92,776

Long-term Debt                                           255,872    267,434
Deferred Tax Liabilities                                  52,630     52,630
Other Liabilities                                         48,359     42,006
                                                        --------   --------

  Total Liabilities                                     $456,278   $454,846

  Shareholders' Equity                                  $421,225   $412,682
                                                        --------   --------

  Total Liabilities and Shareholders' Equity            $877,503   $867,528
                                                        ========   ========

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